Exhibit 10(u)

    Date of Notification: November 21, 2016

EARLY RETIREMENT AGREEMENT & RELEASE

This is an Agreement between the General Electric Company (the "Company") and Keith Sherin (the "Employee").

WHEREAS the Employee will cease to be employed by the Company,

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee's employment with and separation  from the Company,

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and Employee agree as follows:

1.	Separation Date and Consideration/Other Payments.

a.
Separation Date/Salary Payments.  The Employee shall continue to perform his regular full-time duties and responsibilities as an active employee and be paid his current salary at the Company's regular pay intervals through December 31, 2016. (referred to as the "Separation Date").

b.
Annual Executive Incentive Plan (AEIP).   Employee will be eligible to participate in a full year AEIP for 2016, which will be reviewed and determined by the Company during the regular AEIP process and shall be made in accordance with usual Company procedures.

c.
Stock Options.  Any unvested stock options held by the Employee which were granted prior to November 2015 shall become fully vested upon the Separation Date and, along with any vested but unexercised options from such grants, shall expire 5 years after the Separation Date or on the original expiration date of the grant, whichever date occurs first. All stock options granted in November 2015 shall become fully vested upon the Separation Date and be exercisable until December 31, 2019.

d.
Restricted Stock Units. The restrictions on Employees outstanding RSUs will lapse on the Separation Date and be paid in accordance with applicable plan rules and any requirements pursuant to Paragraph 17 and Section 409A of the Internal Revenue Code.

e.	Performance Stock Units. The restrictions on Employees outstanding PSUs will lapse contingent upon satisfying the performance conditions

Classification: GE Internal

and other provisions set forth in such PSUs, and to the extent earned, will be payable in accordance with normal Company procedures.

f.
Deferred Incentive Compensation and Executive Deferred Salary Plans (EDSP).  Employee's deferred incentive compensation and/or EDSP will be paid out in accordance with the rules of the applicable Plan(s) and any requirements pursuant to Paragraph 17 and Section 409A of the Internal Revenue Code.

g.	Officer Benefits. Officer benefits and perquisites shall be treated as follows:

i.
Company Automobile.  The Employee may continue using the Company-provided car in his possession at the Effective Date of this Agreement until December 31, 2016. As of December 31, 2016, the Employee may purchase the car at its market value (as determined by the Company's Fleet Services provider) or relinquish the car to the Company.

ii.	Financial Planner. The Employee may continue to avail himself of the services of a financial planner until the end of December 31, 2016.

iii.
Executive Life Insurance.  The Company agrees to maintain the Employee's Executive and Senior Executive Life Insurance Policies and continue to make premium payments in accordance with the terms of the Plans.

h.
Retirement Allowance.  Employee will be granted a retirement allowance commencing on the first of the month following the Separation Date. The retirement allowance will be based on the Employee's pensionable service through the Separation Date and compensation history as of the Separation Date and will be on the terms and conditions as set forth by the Company. The Employee understands and agrees that he is responsible for his share of Social Security and Medicare taxes and for any federal and/or state income taxes and any other taxes that may apply. Following the Separation Date, the Employee shall be eligible for those health and other welfare benefits under the Company's employee benefit plans on the same basis as a similarly situated individual who elected optional retirement from the Company. Contributions are subject to change, and no GE-sponsored medical coverage is available after attainment of age 65. Notwithstanding the above, the Company reserves the right to terminate, amend, eliminate and/or replace those health and other welfare benefits at its sole discretion and at any time. The Employee's eligibility for, and benefits under, such plans shall be subject to any changes to those plans.

Classification: GE Internal

i.
2016-18 Long-Term Performance Award.  The Employee will be eligible to receive a pro rata (12/36) payment under the 2016-18 Long-Term Performance Award Program based on factors set forth in the original performance award granted to the Employee. The award, if any, will be paid after the end of the LTPA program period in accordance with the terms of the Program.

j.	Employee agrees that the payments and benefits he receives under this Agreement are sufficient consideration in exchange for his obligations under this Agreement.

2.
Effective Date of the Agreement.  Employee shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). To do so, he must submit a written revocation to his Company HRM. If Employee revokes his consent to the waiver, all of the provisions of this Agreement shall be void and unenforceable. If Employee does not revoke his consent, the Agreement will take effect on the day after the end of this revocation period (the "Effective Date").

3.	Employee Representations. Employee hereby represents and acknowledges to the Company that:

a.	Attorney Consultation. The Company has advised Employee to consult with an attorney of his choosing prior to signing this Agreement;

b.
Time for Review. The Employee has had the opportunity to take at least twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended ("ADEA") prior to signing this Agreement.

c.
Disclosure of Past and Present Claims. The Employee is not aware of (or has already disclosed to the Company) any information in his possession or to which he has or had access relating to conduct by the Company or any of the Releasees that he has any reason to believe violates or may violate any domestic or foreign law or regulation, involves or may involve false claims to the United States, or violates or may violate Company policy in any respect.

4.
Confidential Information.  The Employee acknowledges that he has obtained knowledge about confidential Company information. Such information may include proprietary information, trade secrets of the Company, customer information, technical information about Company products, strategic plans of Company businesses, price information, or employee information[1] (hereinafter

1 Confidential Information does not include information regarding the Employee's pay or other compensation earned or benefits received during his/her employment by the Company.
Classification: GE Internal

the "Confidential Information"). Employee agrees to never use, publish or otherwise disclose any Confidential Information to anyone, except upon prior written approval from the Company's Senior Vice President, Human Resources. Employee understands that this includes, but is not limited to, any subsequent employer or competitor of the Company. The Employee understands that nothing herein prevents the Employee from disclosing a trade secret or other Confidential Information when reporting, in confidence, potential violations of law or regulation to U.S. government authorities, including but not limited to the Department of Justice and the Securities and Exchange Commission, or to a U.S. court.  However, any and all Covered Claims (as defined in GE's ADR procedure) are subject to, and must be brought consistent with, the terms of GE's ADR procedure (see Paragraph 7.f.). If the Employee has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, the Employee agrees to contact the Company's Senior Vice President, Human Resources for written clarification.

5.
Employee Innovation and Proprietary Information Agreement (EIPIA), Non-Solicit Agreement, Non-Compete Agreement and Company Alternative Dispute Resolution (ADR) Program.  The EIPIA, any Non-Solicitation (whether applicable to clients, customers or employees) and Non-Compete Agreements, and the Company ADR Program will each remain in effect in accordance with their respective terms.

6.
Non-Competition. The Employee agrees that for a period of one year following the Effective Date, that he will not enter into an employment or contractual relationship, either directly or indirectly, to provide services to any competitor of the Company, except upon prior written approval from the Company's Senior Vice President, Human Resources. Notwithstanding the foregoing, the Employee may serve as a director or trustee of any entity during the one-year period, unless and until the Company's Board of Directors in good faith determines and communicates to Employee in writing that Employee's directorship or trusteeship places the Company at a significant competitive disadvantage.

7.
Release of Claims.  The Employee and his heirs, assigns, and agents agree to release, waive, and discharge the Company and Releasees (as defined below) from each and every waivable claim, action or right of any sort, known or unknown, suspected or unsuspected, arising on or before the Effective Date (as described below) relating to or arising from Employee's employment with or separation from the Company.

a.
Releasees.  "Releasees" include the following: (1) the Company; (2) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint  ventures, and, with respect to each of them,
..

Classification: GE Internal

their predecessors and successors; (3) with respect to each such entity identified in (1) and (2) above, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and (4) any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their predecessors or successors.

b.
Claims Released.  The foregoing release includes, but is not limited to: (1) any claim of discrimination, harassment, or retaliation related to race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement; (3) any and all claims under any law of any nation, including any and all claims under any United States of America federal, state, or local law, regulation, or ordinance[1]; (4) any claim under contract, tort, or common law, such as claims of wrongful discharge, negligent or intentional affliction of emotional distress and defamation; (5) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith fair dealing; (6) any claims for attorneys' fees that exist or may exist as of the date of the signing of this Agreement. .

c.	ADEA Claims. The Employee acknowledges that he is releasing rights and claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA").

d.
Violating the Release.  If the Employee violates this release by suing a Releasee or causing a Releasee to be sued for any matter in the scope of the release, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Releasee, including reasonable attorneys' fees, except to the extent that paying such fees, costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

e.	Participating with Government Agencies. Nothing in this Agreement is intended to discourage or interfere with the Employee taking advantage of

1* Including but not limited to claims under the New Jersey Conscientious Employee Protection Act, and all rights and claims under the Massachusetts Wage Act such as claims for unpaid or late payment of wages, unpaid overtime, vacation payments, commission payments, meal period violations and unpaid tips.  California employees also specifically waive all rights and benefits under Section 1542 of the California Civil Code, which states:  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The term "creditor" in the above quote refers to the employee and the term "debtor" refers to the employer.  Pursuant to the West Virginia Human Rights Act, West Virginia employees who need an attorney may call the West Virginia State Bar Association at (866) 989-8227.
Classification: GE Internal

his/her right to file or participate in administrative claims or charges and/or communicating with government agencies or authorities, including any state or federal fair employment practices agency and law enforcement authorities.  However, the Employee agrees he cannot receive any monetary or personal gain for such participation, to the maximum extent permitted by law.  Accordingly, Employee shall be barred from seeking and expressly waives any and all waivable rights to any monetary, injunctive, or other personal relief for released claims, including but not limited to damages, remedies, or other such relief, any and all rights to which Employee hereby waives; provided, however, that this waiver shall not apply to participation in any investigation or proceeding conducted by, or to any communication with, the United States Securities and Exchange Commission.  Employee understands that such waiver does not extend to relief that cannot lawfully be waived.

f.
Alternative Dispute Resolution.  The Employee agrees to submit to the Company's internal alternative dispute resolution process, "Solutions" (for purposes of this Agreement called "Company ADR"), including final and binding arbitration, any claims not released by this Agreement, and covered by such Company ADR process, or any claims that arise after the date the Employee signs this Agreement, including but not limited to, disputes about the Agreement itself, to the maximum extent permitted by law. Employee understands that this means he is giving up the right to a jury trial for any claims not released by this Agreement or that arise after the Effective Date, to the maximum extent permitted by law, and that all such claims submitted to arbitration pursuant to the Company ADR will be decided solely by an arbitrator. If Employee needs another copy of the Company ADR guidelines, he can access it online, if available, or ask his Company HRM (or that person's successor, if that person is no longer in the role) for a copy.

g.
Claims That Are Not Being Waived:  Employee understands that he is not releasing any claims: (1) arising after the Effective Date, (2) relating to any accrued and vested benefits under any employee benefit plan, (3) for indemnification or advancement of expenses under the Company's certificate of incorporation or bylaws, (4) for coverage under the Company's directors' and officers' insurance, or  (5)  that cannot lawfully be released.

8.
Employee Availability.  The Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information in any way pertaining to the Company that may be within the knowledge of the Employee. Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any Releasees, whether administrative, civil or criminal in nature.

Classification: GE Internal

Employee agrees to cooperate to the extent the Company reasonably deems necessary. The Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation.

9.
Non-Disparagement.  The Employee agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups or publishing companies, it will be considered a material breach of the terms of this Agreement.  Employee understands that nothing in this paragraph prevents the Employee from disclosing statements, of any nature, regarding possible violations of law or regulation to government agencies or authorities

10.
Severability of Provisions.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by an arbitrator or any court of competent jurisdiction, in accordance with the Alternative Dispute Resolution paragraphs above, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement. The remaining terms of the Agreement and its enforceability shall remain unaffected.

11.
Non-Transfer of GE Information.  Employee represents that consistent with his obligations under the EIPIA and other Company policies he has not copied or transferred any GE Confidential Information to any external storage device, external personal email or other non GE-authorized storage location in anticipation of or connection with his separation, without the authorization of his Manager or his Company HRM. Such GE Confidential Information includes but is not limited to documents and data containing work product that was prepared for the Company by Employee or others during his employment. Employee represents that any material so transferred or copied by him, or on his behalf, is of a solely personal or social nature to Employee or relates to Company-provided compensation or benefits received by him or his dependents and that if he has any questions regarding the prohibitions in this paragraph he will discuss those with his Manager or Company HRM prior to signing this Agreement.  If Employee possesses GE Confidential Information stored on personal computer media, Employee shall so advise the Company upon execution of this Agreement, and work with the Company to ensure the location of all such data is fully disclosed by Employee to the Company, retrieved by the Company in a forensically sound manner, and permanently deleted by the Company or its designee from his personal computer media prior to the Separation Date.

12.
Confidentiality.  The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee's spouse or immediate family member, the Employee's legal or financial advisor, or U.S. governmental officials who seek such

Classification: GE Internal

information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, the Employee shall immediately notify the Company and shall give the Company an opportunity to respond to such notice. The Employee shall not take any action or make any decision in connection with such request or subpoena without first notifying the Company.

13.
Breach by Employee.  The Company's obligations to the Employee after the Effective Date are contingent on Employee fulfilling his obligations under this Agreement.  If the Employee commits any material breach of this Agreement, the Company shall have the right to immediately cancel its obligations under this Agreement, and the Employee will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement, except to the extent that such reimbursement is prohibited by law or would result in the invalidation of the release in Section 7 above.  In the event such breach is established after arbitration in accordance with Company ADR, the Employee shall indemnify and hold Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys' fees, costs and expenses incurred in enforcing its rights under this Agreement.

14.	Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.
Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties. The parties agree they have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by Employee and an authorized employee or agent of the Company.

16.	Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of New York.

17.
Compliance with Section 409A of the Internal Revenue Code.  This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (and any related guidance issued by the IRS or the Treasury Department), so as to avoid the imposition of any additional taxes, penalties or interest under those rules. Accordingly, this Agreement shall be modified, as determined by the Company, to the extent necessary to avoid the imposition of any such additional taxes, penalties or interest. The Company may take any such action without the consent of, or notice to, the Employee. Consistent with the foregoing all payments under this Agreement shall be delayed to the extent necessary to

Classification: GE Internal

    comply with the rules in Section 409A(a)(2)(B)(i) (generally requiring a delay of six months after separation from service for certain payments made to top-50 officers determined in accordance with Company rules).

18.	Format. The Employee and the Company agree that a facsimile ("fax"), photographic, or electronic copy of this Agreement shall be as valid as the original.

I acknowledge that I understand the above agreement includes a release of all waivable claims. I understand that I am waiving unknown claims and I am doing so voluntarily and intentionally.

KEITH SHERIN		General Electric Company
By:	/s/ Keith Sherin	/s/ Susan Peters
Date:	December 31, 2016	Date:	January 5, 2017

Classification: GE Internal